DIRTT Reports Third Quarter 2024 Financial Results

CALGARY, Alberta, November 6, 2024 (GLOBE NEWSWIRE) – DIRTT Environmental Solutions Ltd. (“DIRTT” or the “Company”, “we”, “our”, “us” or “ours”) (TSX: DRT; OTC: DRTTF), a leader in industrialized construction, today announced its financial results for the three and nine months ended September 30, 2024. All financial information in this news release is presented in U.S. dollars, unless otherwise stated.

Third Quarter 2024 Highlights

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Revenue of $43.4 million in the third quarter of 2024, a decrease of 12% from the prior year period.
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Gross profit increased to 38.8% of revenue in the third quarter of 2024 from 34.4% of revenue in the third quarter of 2023.
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Net income after tax and net income margin for the third quarter of 2024 of $7.1 million and 16.3%, respectively, compared to a net loss after tax of $6.3 million and net loss margin of 12.7% in the third quarter of 2023.
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Adjusted EBITDA(1) was $4.1 million (9.4% of revenue) in the third quarter of 2024, compared to $5.3 million (10.6% of revenue) in the third quarter of 2023.
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Liquidity, comprising unrestricted cash and available borrowings, was $34.3 million at September 30, 2024 compared to $35.0 million at December 31, 2023.
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On August 2, 2024, the Company and 22NW Fund, LP (“22NW”) closed a private repurchase of convertible debentures (the “Debenture Repurchase”) in which the Company purchased for cancellation an aggregate of C$18,915,000 principal amount of its 6.00% convertible unsecured debentures due January 31, 2026 (the “January Debentures”) and C$13,638,000 principal amount of its 6.25% convertible unsecured debentures due December 31, 2026 (the “December Debentures” and collectively with the January Debentures, the “Debentures”). As at September 30, 2024, C$16,642,000 principal amount of the January Debentures and C$15,587,000 principal amount of the December Debentures remained outstanding, and 22NW no longer holds any Debentures.
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On August 2, 2024, the Board of Directors adopted the amended and restated shareholder rights plan (the “Amended and Restated SRP”) which supersedes the plan adopted on March 22, 2024 and was approved by the Company’s shareholders at a special meeting held on September 20, 2024 (the “SRP Meeting”). The Company also entered into a support and standstill agreement (the “Support Agreement”) with 22NW, DIRTT’s largest shareholder, and WWT Opportunity #1 LLC (“WWT”), DIRTT’s second largest shareholder. The Support Agreement replaces the previously announced support and standstill agreement entered into with 22NW on March 22, 2024.
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On August 28, 2024, the Company commenced a normal course issuer bid for the Company’s Debentures, which permits DIRTT to acquire up to C$1,664,200 principal amount of the January Debentures and C$1,558,700 principal amount of the December Debentures (the "NCIB"). As at September 30, 2024, C$0.1 million and C$nil principal amounts of the December Debentures and January Debentures were acquired through the NCIB, respectively.

(1) See “Non-GAAP Financial Measures”

Management Commentary

Benjamin Urban, chief executive officer, remarked “We are continuing on our Journey to Excellence. Our financial position remains strong and we believe we have a robust short- and long-term pipeline. We recently finalized a commercial strategy that will diversify our business and have new senior leadership across key parts of the organization to help drive this forward. Our key differentiators, including a custom, adaptable product, industry-leading delivery time and sustainability benefits continue to attract end customers seeking a better alternative to traditional construction. With regard to the Falkbuilt litigation, we are very pleased with the decision of the Court of King’s Bench of Alberta to schedule a trial after December 8, 2025 and before June 30, 2026. We have confidence in the strength of our case and are glad that this matter will finally be heard in court. On the U.S. Falkbuilt litigation, we are seeking $100 million of damages as part of the second amended complaint.”

Fareeha Khan, chief financial officer, added “We are reporting another quarter of positive Adjusted EBITDA despite lower revenue compared to the prior year quarter. As we plan for 2025, we are aligning our budget and investments with our strategic priorities of revenue growth, innovation, reinvesting in our ICE software and talent development.”

Third Quarter 2024 Results

Third quarter 2024 revenue was $43.4 million, a decrease of $6.2 million, or 12.4%, from $49.5 million for the same period of 2023, and an increase of $2.2 million, or 5.3%, from the second quarter of 2024. Third quarter revenue was in line with the expected guidance range of $40 million to $44 million provided last quarter. The decrease in revenue, as compared to the same period of 2023, was primarily the result of three large commercial projects and one large healthcare project that were completed in the third quarter of 2023 and were not repeated in the same period in 2024, partially offset by higher volume in the education sector.

Gross profit and gross profit margin for the quarter ended September 30, 2024 were $16.8 million or 38.8% of revenue, a decrease of $0.3 million from $17.1 million or 34.4% of revenue for the quarter ended September 30, 2023. Adjusted Gross Profit (see “Non-GAAP Financial Measures”) for the three months ended September 30, 2024 was $17.6 million, a decrease of $0.7 million from $18.3 million for the third quarter of 2023. Adjusted Gross Profit Margin (see “Non-GAAP Financial Measures”) for the third quarter of 2024 was 40.7% as compared to 36.9% in the comparative period of 2023. These increases in Adjusted Gross Profit Margin are the result of improved material optimization to offset the inflationary impacts on material costs.

Sales and marketing expenses decreased by $1.0 million to $5.2 million for the three months ended September 30, 2024 from $6.2 million for the three months ended September 30, 2023. The decrease was driven by a $0.4 million decrease in commissions, a $0.3 million decrease in salaries and benefits costs, a $0.3 million decrease in pass through charges, and a $0.2 million decrease in other individual costs, offset by a $0.2 million increase in marketing and tradeshow expenses related to the “Partner Camp” event hosted by the Company for our construction partners held at the end of the third quarter of 2024.

General and administrative expenses increased by $1.2 million to $5.8 million for the three months ended September 30, 2024, from $4.7 million for the three months ended September 30, 2023. The increase was primarily related to a $1.1 million increase in professional services costs, a $0.1 million increase in salaries and benefits costs, and a $0.1 million increase in building costs, offset by a $0.1 million decrease in office costs, and a $0.1 million decrease in communications costs. Professional services costs increased as a result of the special meeting held in the third quarter, the private repurchase of convertible debentures, the Support Agreement and the normal course issuer bid that we commenced during the third quarter.

Operations support is comprised primarily of project managers, order entry and other professionals that facilitate the integration of our construction partner project execution and our manufacturing operations. Operations support expenses for the three months ended September 30, 2024 were $1.9 million, an increase of $0.1 million from $1.8 million for the comparative period of 2023.

Technology and development expenses increased by $0.1 million to $1.3 million for the three months ended September 30, 2024 from $1.2 million for the three months ended September 30, 2023. This increase was primarily related to a $0.1 million increase in professional services costs.

Stock-based compensation expense for the three months ended September 30, 2024 was $0.8 million compared to $1.1 million in the same period of 2023. The decrease in this expense was largely due to a higher number of RSUs outstanding in the prior year’s period compared to the third quarter of 2024. The decrease in RSU expense was offset by a higher DSU expense, as a result of a higher share price during the third quarter of 2024 compared to the third quarter of 2023.

During the quarter, the Company incurred $0.6 million in reorganization costs, which related primarily to movement of equipment from the closed Rock Hill facility to the manufacturing facility in Calgary. The Company is in the process of moving the remaining assets at the Rock Hill facility to other operating locations.

During the first nine months of 2024, C$43.1 million ($31.7 million) of principal amount of Debentures was repurchased for cancellation through a substantial issuer bid completed in the first quarter of 2024, a private repurchase, and a normal course issuer bid which triggered an extinguishment of debt. The gain on extinguishment of $7.5 million for the three months ended September 30, 2024, was calculated as the difference between the repayment and the net carrying value of the extinguished principal less unamortized issuance costs of C$1.2 million ($0.9 million) (refer to Note 9 of our Interim Condensed Consolidated Financial Statements for additional information).

Interest expense increased by $0.3 million from $1.2 million in the quarter ended September 30, 2023, to $1.5 million in the quarter ended September 30, 2024. During the three months ended September 30, 2024, $0.9 million of unamortized issuance costs related to Debentures were expensed as a result of the repurchase and cancellation of such debt, offset by lower interest expense due to repayment of debt during the period.

Net income after tax for the third quarter of 2024 was $7.1 million compared to a $6.3 million net loss after tax for the same period of 2023. The increase in net income is primarily the result of a $7.5 million decrease in operating expenses (operating expenses in the third quarter of 2023 included an $8.0 million impairment charge on the Rock Hill facility which was not repeated in the third quarter of 2024), $7.5 million gain on extinguishment of debt relating to the private repurchase of convertible debentures and the normal course issuer bid, and a $0.2 million increase in interest income, offset by a $1.2 million increase in foreign exchange loss, a $0.3 million increase in interest expense, and a $0.3 million decrease in gross profit.

Adjusted EBITDA (see “Non-GAAP Financial Measures”) for the third quarter of 2024 was $4.1 million, or 9.4% of revenue, a decrease of $1.2 million from $5.3 million, or 10.6% of revenue, for the third quarter of 2023. Lower Adjusted EBITDA was mainly driven by the decrease in gross profit and an increase in operating expenses due to the above noted reasons.

Outlook

This quarter we continued on our Journey to Excellence, reporting net profit after tax of $7.1 million and 9.4% Adjusted EBITDA Margin. At September 30, 2024, we held $23.6 million in cash on hand with total liquidity (inclusive of borrowing availability) of $34.3 million. Improved operational results have also led to positive cash flow in the last six quarters. We have strengthened our balance sheet through the repurchase and cancellation of a significant portion of our debt. Our debt at September 30, 2024 is $23.9 million, down from $56.1 million at December 31, 2023. We expect to be in a position to pay off or refinance the remaining Debentures when they come due.

Construction is a multi-billion-dollar industry and growing. Increasing challenges, such as rising costs, labor shortages and environmental impact are leaving end users in search of a better alternative, which increases the business case to build with DIRTT. We believe that we stand apart from competition with project certainty, our core focus on sustainability, adaptability, and our “custom is standard” offering.

DIRTT’s executive and senior leadership team met this fall to plan for the future. We finalized our new mission, vision and values and determined four strategic priorities for the next three years: Revenue growth, continued expansion of DIRTT’s proprietary ICE software, accelerated innovation, and investment in talent. New leadership in our commercial organization is driving forward a commercial strategy focusing on our core principles as stated in our mission, vision and values. Our vision is to “Transform how the world builds,” which comes to life through what we view as our key differentiators:

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Product Design: DIRTT’s reconfigurable system offers a paradigm shift in how end users interact with their spaces. Our design offers a compelling alternative to conventional construction and our drywall alternative installs significantly faster and requires fewer trades
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Speed: Our industry-leading 10-business-day lead time is among the fastest in our peer group. We have delivered on that commitment more than 99% of the time year-to-date
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Quality: Our comprehensive 10-year warranty which typically exceeds conventional alternatives
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Innovation: Our 20-year ethos of “custom is standard” allows us to serve a diversity of clientele and respond to their needs
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Customer Service: Our sales representatives, project managers and internal teams are available to our customers to deliver on “custom is standard” as well as other organizational commitments
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Technology: Our ICE software (as defined below) provides an end-to-end system for customers to design and for DIRTT to manufacture a diverse mix of products at scale

As we lean into these values, we continue to focus on removing bottlenecks for our commercial team and construction partners. We also continue to focus on accelerating pipeline growth from our new, diversified sales channels such as other prefabricators that are meaningfully contributing to our commercial strategy. We are reducing administrative tasks and offering our internal teams to support the sales cycle. We also enable our construction partners to pursue an increasing share of healthcare work through unique and differentiated products, such as our applied headwall offerings and the Clinical Observation Vertical Exam (the “COVE™”), a new innovative product designed to help improve patient care in emergency rooms. Just as we have implemented best practices for operational excellence in our plants, we are doing the same in our commercial organization.

Officially launching in November, we’re already seeing positive demand for the COVE with interest from over 15 major health systems. The industry also recognized the COVE with two significant product awards for “Most Innovative” and “Architect’s Choice” at the 2024 Healthcare Facilities Symposium and Expo.

A critical driver of our innovative process is our proprietary design integration software, ICE (“ICE” or “ICE Software”). We have committed to an ongoing process of enhancing this software to deliver more value and drive more efficiency. In Q3, in addition to launching ICE Manager and Design Editor, DIRTT’s team made updates to enable our partners to rely less on the DIRTT support team to specify their designs in ICE.

Our operations team continues to excel in its goal of zero defects, missed deliveries, and workplace injuries. For the nine months ended September 30, 2024, our total recordable incident rate (TRIF) rate was 0.63, which is 85% below the industry average. Our on-time in full (OTIF) delivery performance was 99.2% for the quarter.

We believe that DIRTT has significant untapped manufacturing capacity that can serve a multiple of our current revenue base. Improvements to our cost structure, including a materially reduced fixed cost base and incremental growth in revenue, will flow through to Adjusted EBITDA and free cash flow.

Looking at macroeconomic conditions through the third quarter of 2024, the US economy remains uncertain, but we are increasingly optimistic. On the positive side, inflation has tempered considerably from a high in 2022. Unemployment has only risen modestly during that period of disinflation. It appears that the US economy is on the path to a soft-landing scenario. With commercial office as our largest segment, factors affecting workplace investment and occupancy are closely monitored. We continue to see a slow but steady increase in Kastle Systems occupancy data as well as large employers continuing their requirement for in-person attendance. Conversely, the AIA/Deltek Architectural Billings Index continues its twentieth month of declining billings for architecture firms. Additionally, the interest rate environment has begun to ease, but the tailwinds of that reduction have yet to reach the commercial real estate market. Overall, we remain confident in our continued ability to navigate diverse economic environments through our exceptional operational excellence and continued focus on scaling our organization for profitable growth.

As we look forward, our year-over-year 12-month pipeline is 10% lower than 2023. However, this is almost exclusively driven by winning a bid for a three-year +$25 million opportunity which began production in Q2 and will continue shipping into 2026. Clients order large projects (>$1m USD) in phases due to install schedules. Our full pipeline continues to grow and reach post-COVID highs. As we analyze the integrity of our pipeline, we have more won work year-over-year which reinforces our view for revenue growth in 2025. We have maintained the 2024 and 2025 guidance numbers that were provided in our Q2 outlook:

•2024 Revenue: $165-175 million

•2024 Adjusted EBITDA: $12-15 million

•2025 Revenue: $194-209 million

•2025 Adjusted EBITDA: $18-25 million

We have minimal capital expenditure needs in the short term and with the availability of tax losses, we expect most of our Adjusted EBITDA will flow through to free cash flow. Our expected 2025 Adjusted EBITDA takes into account planned investments to achieve our strategic breakthroughs. The level of investments made will be finalized as we go through our budget process in the next quarter. We expect the Company will have approximately one turn of debt to Adjusted EBITDA financial leverage by the end of 2025 and we expect to have improved access to traditional bank lines.

DIRTT could not have achieved the past two years of organizational improvements without the support of our talented employee base. We are advancing our goal to make DIRTT an employer of choice and we will aspire to maintain this stance in our industry.

Conference Call and Webcast Details

A conference call and webcast for the investment community is scheduled for November 7, 2024 at 08:00 a.m. MDT (10:00 a.m. EDT). The call and webcast will be hosted by Benjamin Urban, chief executive officer, and Fareeha Khan, chief financial officer.

The call is being webcast live on the Company’s website at dirtt.com/investors. Alternatively, click here to listen to the live webcast. The webcast is listen-only.

A webcast replay of the call will be available on DIRTT’s website.

Interim Condensed Consolidated Statement of Operations

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Product revenue	42,475	48,095	121,690	127,105
Service revenue	900	1,442	3,733	3,893
Total revenue	43,375	49,537	125,423	130,998

Product cost of sales	26,208	31,622	76,589	88,529
Service cost of sales	354	850	1,998	2,165
Total cost of sales	26,562	32,472	78,587	90,694
Gross profit	16,813	17,065	46,836	40,304

Expenses
Sales and marketing	5,183	6,161	17,165	18,302
General and administrative	5,834	4,669	14,791	16,003
Operations support	1,915	1,752	5,531	5,564
Technology and development	1,294	1,239	3,981	4,055
Stock-based compensation	803	1,069	1,905	2,543
Reorganization	604	321	944	2,857
Impairment charge on Rock Hill facility	-	7,952	530	7,952
Related party expense	-	-	-	1,524
Total operating expenses	15,633	23,163	44,847	58,800

Operating income (loss)	1,180	(6,098)	1,989	(18,496)
Gain on extinguishment of convertible debt	7,478	-	10,409	-
Foreign exchange (loss) gain	(360)	822	917	(59)
Interest income	341	161	1,312	271
Interest expense	(1,525)	(1,196)	(3,524)	(3,636)
Government subsidies	-	-	-	236
Gain on sale of software and patents	-	-	-	6,145
	5,934	(213)	9,114	2,957
Net income (loss) before tax	7,114	(6,311)	11,103	(15,539)
Income taxes
Current and deferred income tax expense	23	-	371	-
	23	-	371	-
Net income (loss) after tax	7,091	(6,311)	10,732	(15,539)

Net income (loss) per share
Net income (loss) per share - basic	0.04	(0.05)	0.06	(0.14)
Net income (loss) per share - diluted	0.03	(0.05)	0.05	(0.14)

Weighted average number of shares outstanding (in thousands)
Basic	193,020	118,943	189,585	115,055
Diluted	241,272	118,943	239,301	115,055

Non-GAAP Financial Measures

Our interim condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These GAAP financial statements include non-cash charges and other charges and benefits that we believe are unusual or infrequent in nature or that we believe may make comparisons to our prior or future performance difficult.

As a result, we also provide financial information in this news release that is not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. Management uses these non-GAAP financial measures in its review and evaluation of the financial performance of the Company. We believe that these non-GAAP financial measures also provide additional insight to investors and securities analysts as supplemental information to our GAAP results and as a basis to compare our financial performance period-over-period and to compare our financial performance with that of other companies. We believe that these non-GAAP financial measures facilitate comparisons of our core operating results from period to period and to other companies by removing the effects of our capital structure (net interest income on cash deposits, interest expense on outstanding debt and debt facilities, or foreign exchange movements), asset base (depreciation and amortization), tax consequences, reorganization expense, unusual or infrequent charges or gains (such as gain on sale of software and patents, gain on extinguishment of debt, and impairment charges), stock-based compensation, related party expense, and government subsidies. We remove the impact of foreign exchange gain (loss) from Adjusted EBITDA. Foreign exchange gains and losses can vary significantly period-to-period due to the impact of changes in the U.S. and Canadian dollar exchange rates on foreign currency denominated monetary items on the balance sheet and are not reflective of the underlying operations of the Company. In periods where production levels are abnormally low, unallocated overheads are recognized as an expense in the period in which they are incurred. In addition, management bases certain forward-looking estimates and budgets on non-GAAP financial measures, primarily Adjusted EBITDA. We have not reconciled non-GAAP forward-looking measures, including Adjusted EBITDA guidance, to its corresponding GAAP measures due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to non-operating income and expenditures, which are difficult to predict and subject to change.

Government subsidies, depreciation and amortization, stock-based compensation expense, reorganization expense, foreign exchange gains and losses, gain on extinguishment of debt, impairment charges, gain on sale of software and patents, net interest income on cash deposits, interest expense on outstanding debt and debt facilities, tax expense, and related party expense are excluded from our non-GAAP financial measures because management considers them to be outside of the Company’s core operating results, even though some of those receipts and expenses may recur, and because management believes that each of these items can distort the trends associated with the Company’s ongoing performance. We believe that excluding these receipts and expenses provides investors and management with greater visibility to the underlying performance of the business operations, enhances consistency and comparativeness with results in prior periods that do not, or future periods that may not, include such items, and facilitates comparison with the results of other companies in our industry.

The following non-GAAP financial measures are presented in this news release, and a description of the calculation for each measure is included.

Adjusted Gross Profit	Gross profit before deductions for depreciation and amortization
Adjusted Gross Profit Margin	Adjusted Gross Profit divided by revenue
EBITDA	Net income before interest, taxes, depreciation and amortization
Adjusted EBITDA

EBITDA adjusted to remove foreign exchange gains or losses; reorganization expenses; stock-based compensation expense; government subsidies; unusual or infrequent charges and gains such as gain on sale of software and patents, gain on extinguishment of debt, and impairment charges; related party expense; and any other non-core gains or losses

Adjusted EBITDA Margin	Adjusted EBITDA divided by revenue

You should carefully evaluate these non-GAAP financial measures, the adjustments included in them, and the reasons we consider them appropriate for analysis supplemental to our GAAP information. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider any of these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. You should also be aware that we may recognize income or incur expenses in the future that are the same as, or similar to, some of the adjustments in these non-GAAP financial measures. Because these non-GAAP financial measures may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation for the three and nine months ended September 30, 2024 and 2023 of EBITDA and Adjusted EBITDA to our net income (loss) after tax, and of Adjusted EBITDA Margin to net income (loss) margin , which are the most directly comparable GAAP measure for the periods presented:

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
	($ in thousands)		($ in thousands)
Net income (loss) after tax for the period	7,091	(6,311)	10,732	(15,539)
Add back (deduct):
Interest expense	1,525	1,196	3,524	3,636
Interest income	(341)	(161)	(1,312)	(271)
Tax expense	23	-	371	-
Depreciation and amortization	1,487	2,017	4,542	7,216
EBITDA	9,785	(3,259)	17,857	(4,958)
Foreign exchange loss (gain)	360	(822)	(917)	59
Stock-based compensation	803	1,069	1,905	2,543
Reorganization expense(3)	604	321	944	2,857
Gain on extinguishment of convertible debt(3)	(7,478)	-	(10,409)	-
Impairment charge on Rock Hill facility(3)	-	7,952	530	7,952
Gain on sale of software and patents(3)	-	-	-	(6,145)
Related party expense(2)	-	-	-	1,524
Government subsidies	-	-	-	(236)
Adjusted EBITDA	4,074	5,261	9,910	3,596
Net Income (Loss) Margin(1)	16.3%	(12.7)%	8.6%	(11.9)%
Adjusted EBITDA Margin	9.4%	10.6%	7.9%	2.7%

(1) Net income (loss) after tax divided by revenue.

(2) The related party transaction is a non-recurring transaction that is not core to our business and is excluded from the Adjusted EBITDA calculation (Refer to Note 17 of the interim condensed consolidated financial statements).

(3) Reorganization expenses, the gain on sale of software and patents, the gain on extinguishment of convertible debt and the impairment charge on the Rock Hill facility are not core to our business and are therefore excluded from the Adjusted EBITDA calculation (Refer to Note 4, Note 5 and Note 6 of the interim condensed consolidated financial statements).

The following table presents a reconciliation for the three and nine months ended September 30, 2024 and 2023 of Adjusted Gross Profit to our gross profit and Adjusted Gross Profit Margin to gross profit margin, which are the most directly comparable GAAP measures for the periods presented:

(Unaudited - Stated in thousands of U.S. dollars)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
	($ in thousands)		($ in thousands)
Gross profit	16,813	17,065	46,836	40,304
Gross profit margin	38.8%	34.4%	37.3%	30.8%
Add: Depreciation and amortization expense	823	1,231	2,512	4,656
Adjusted Gross Profit	17,636	18,296	49,348	44,960
Adjusted Gross Profit Margin	40.7%	36.9%	39.3%	34.3%

Special Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” within the meaning of “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934 and “forward-looking information” within the meaning of applicable Canadian securities laws. All statements, other than statements of historical fact included in this news release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this news release, the words “anticipate,” “believe,” “expect,” “estimate,” “intend,” “plan,” “project,” “outlook,” “may,” “will,” “should,” “would,” “could,” “can,” “continue,” the negatives thereof, variations thereon and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular and without limitation, this news release contains forward-looking information pertaining to our expectations regarding 2024 and 2025 revenues; 2024 and 2025 Adjusted EBITDA; the importance of sustainability in the interior construction industry; future revenues, Adjusted EBITDA, unrestricted cash, activity levels and the timing thereof; project delivery and the timing thereof; implementation of our strategic plan, including the effects of our improved cost structure; profitable future growth; the effects of our strategic initiatives and the timing thereof; general economic conditions, including in the construction industry; our beliefs about our twelve-month forward sales and qualified leads pipeline and short-term pipeline; our beliefs about commerical strategy; our standing in the interior construction market; large projects and the timing and revenue as a result thereof; our beliefs about the impact of future revenue on cash flow; raw material costs and their effect on DIRTT; the continued reduction of DIRTT’s debt; DIRTT’s continued journey to excellence; our ability to weather economic conditions and invest in technology and commercial organizations; and the continued evaluation of our cost structure.

Forward-looking statements are based on certain estimates, beliefs, expectations, and assumptions made in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that may be appropriate.

Forward-looking statements necessarily involve unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from those contained in, or expressed or implied by such statements. Due to the risks, uncertainties, and assumptions inherent in forward-looking information, you should not place undue reliance on forward-looking statements. Factors that could have a material adverse effect on our business, financial condition, results of operations and growth prospects include, but are not limited to, risks described under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission (the “SEC”) and applicable securities commissions or similar regulatory authorities in Canada on February 21, 2024 as supplemented by our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 filed with the SEC and applicable securities commissions or similar regulatory authorities in Canada on November 6, 2024.

Our past results of operations are not necessarily indicative of our future results. You should not rely on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. We undertake no obligation to update these forward-looking statements, even though circumstances may change in the future, except as required under applicable securities laws. We qualify all of our forward-looking statements by these cautionary statements.

About DIRTT Environmental Solutions

DIRTT is a leader in industrialized construction. DIRTT’s system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule, and outcomes. DIRTT's interior construction solutions are designed to be highly flexible and adaptable, enabling organizations to easily reconfigure their spaces as their needs evolve. Headquartered in Calgary, AB Canada, DIRTT trades on the Toronto Stock Exchange under the symbol “DRT”.

FOR FURTHER INFORMATION PLEASE CONTACT ir@dirtt.com